Press Release


Source:  Weststar Financial Services Corporation
Asheville, North Carolina
April 24, 2003


                 WESTSTAR FINANCIAL SERVICES CORPORATION (WFSC)
                        ANNOUNCED FIRST QUARTER EARNINGS


Weststar Financial Services Corporation (OTC:BB "WFSC") and its subsidiary, The Bank of Asheville, reported assets approaching $100 million. Total assets at March 31, 2003 were a record $99.9 million, which represented a 17.3% increase over March 31, 2002. Assets were comprised principally of loans, which increased 1.5% to $67.5 million, and investment securities, which were up 106.7% to $13.6 million.

Deposits at quarter end totaled $90.6 million and represented a 18.3% increase from March 31, 2002. The increase in deposits was principally in core deposits of Demand Deposit Accounts and Money Markets.

Shareholders' equity continued to increase as a result of earnings to $8.8 million, or an 8.0% increase over March 31, 2002.

Net interest income increased to $924,809 for March 31, 2003 compared to $920,317 for March 31, 2002. Net income totaled $71,906 and was down 56% due primarily to a 75% increase in our provision for loan losses, which increased our reserves to 1.51%.

"We are very pleased with our continued growth in assets as we approach the $100 million level. Also, with the slow recovery in our economy, we feel that increasing our reserves at this time is a sound strategy", stated G. Gordon Greenwood, President and Chief Executive Officer.

Weststar Financial Services Corporation and The Bank of Asheville are headquartered in Asheville, NC, with the primary office located at 79 Woodfin Place, Asheville, NC, and bank offices located at 6 Dogwood Road, Candler, NC, and 557 New Leicester Highway, Asheville, NC.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          e-mail rhall@bankofasheville.com
                                                 -------------------------

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             Weststar Financial Services Corporation and Subsidiary
                              Financial Highlights

                                March 31,       March 31,
                                  2003            2002

Assets                        $ 99,861,166    $ 85,126,485

Deposits                      $ 90,594,789    $ 76,556,540

Loans (Gross)                 $ 67,510,928    $ 66,485,058
Allowance for Loan Losses     $ (1,019,736)   $   (998,399)
Loans (Net)                   $ 66,491,192    $ 65,486,659


Investments                   $ 13,566,421    $  6,562,099


Shareholders' Equity          $  8,766,445    $  8,116,026

                               Three Months Ended Mar 31,
                                    2003            2002
Net interest income           $    924,809    $    920,317
Provision for loan losses          355,000         202,650
                              ------------    ------------
Net interest income after
 provision for loan losses         569,809         717,667
                              ------------    ------------
Other income                       338,137         387,919
Other expenses                     796,040         840,469
                              ------------    ------------
Income before taxes                111,906         265,117
                              ------------    ------------
Income taxes                        40,000         102,865
                              ------------    ------------
Net income                    $     71,906    $    162,252
                              ============    ============

Earnings per share*:
  Basic                       $       0.08    $       0.17
                              ============    ============
  Diluted                     $       0.07    $       0.17
                              ============    ============




Book value per share          $       9.16    $       8.48
                              ============    ============


Average shares outstanding*:
  Basic                            957,539         956,693
  Diluted                          994,471         968,297

Number of shares outstanding*      957,539         956,693

Ratios:
  Return on Assets                    0.30%           0.80%
  Return on Equity                    3.29%           7.98%
  Capital to Assets                   9.24%           9.99%
  Loan Loss Allowance to
    Loans Outstanding                 1.51%           1.50%
  Efficiency Ratio                   62.78%          64.19%

*Shares and per share amounts adjusted for 11-for-10 stock dividend paid December 13, 2002.